Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of April, 2025 (“Effective Date”), by and between Seller and Purchaser (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser upon the terms and conditions hereinafter set forth, and Purchaser desires to purchase the Property from Seller upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as hereinafter set forth.

1.	Party Information. The following defined terms shall have the meanings set forth below:

(a)	Purchaser:	Richtech Robotics Inc. (or its assignee) a Nevada corporation

(b)	Seller:	L & R Investment LLC a Utah limited liability company

(c)	Title Company:	First American Title Insurance Company

(d)	Escrow Agent:	First American Title Insurance Company c/o Kristin Ravelo

(e)	Purchaser’s Broker:	Evolve Realty, c/o Michael Zeng

(f)	Seller’s Broker:	Colliers, c/o Chris Lane

2.	Purchaser and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a)	all that tract or parcel of land located at 2975 Lincoln Road, Las Vegas, Nevada 89115 [Assessor’s Parcel Number: 140-18-615-006], consisting of approximately +/-20,200 square feet of an industrial building with attached warehouse on +/-1.26 acres of land, being more particularly described on Exhibit “A” attached hereto and by this reference made a part hereof (herein referred to as the “Land”); and

(b)	all rights, privileges, and easements appurtenant to the Land, and all rights, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or rightofway, open or proposed, adjacent to or abutting the Land; and

(c)	all buildings, structures, and improvements situated on the Land, including, without limitation, the parking areas and other amenities located on the Land (all of which are herein collectively referred to as the “Improvements”; and

(d)	all tangible personal property items listed in Exhibit “B” attached hereto and by this reference made a part hereof (herein referred to as the “Tangible Personal Property”).

3.	Escrow Agent and Earnest Money.

(a)	The transaction described in this Agreement will be consummated through an escrow (the “Escrow”) established with Escrow Agent acting as escrow agent upon the terms and conditions of this Agreement.

(b)	Within three (3) business days after the Effective Date of this Agreement, Purchaser shall deposit with Escrow Agent the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Deposit”), in immediately available funds. If the Deposit is not timely delivered to the Escrow Agent, this Agreement shall automatically terminate and be of no further force or effect. Said Deposit shall remain refundable to the Purchaser until the expiration of the Inspection Period, after which the Deposit shall become non-refundable to the Purchaser , but applicable to the Purchase Price. The Deposit, and any interest thereon, shall be collectively referred to herein as the “Earnest Money”.

(c)	The Earnest Money shall be deposited by Escrow Agent. Seller and Purchaser agree that the Escrow Agent shall not be responsible for any penalties, loss of principal or interest, or the consequences of a delay in withdrawal of the Earnest Money, if any, which may be imposed as a result of the making or the redeeming of the above investment, as the case may be. Seller and Purchaser also agree that Escrow Agent shall not be liable for any loss or impairment of the Escrow which results from the failure, insolvency or suspension of the financial institution in which the Earnest Money is deposited. Escrow shall be deemed open, as of the date on which Escrow Agent receives a fully executed copy of this Agreement.

(d)	If Purchaser timely terminates this Agreement in accordance with its terms, then upon such termination, neither Party shall have any further obligations hereunder except for those which expressly survive any such termination, and the Deposit shall be returned to Purchaser unless otherwise provided herein. Upon expiration of the Inspection Period (as defined in Section 8 herein) and provided Purchaser does not terminate this Agreement in accordance with its terms prior to the expiration of the Inspection Period, the Earnest Money shall become non-refundable.

(e)	The Earnest Money (and all interest earned thereon) shall be applied to the Purchase Price (as hereinafter defined) at Closing (as hereinafter defined) or shall be disbursed as otherwise provided herein.

(f)	If the Closing does not occur as a result of a default by Purchaser under the terms of this Agreement, then upon at least five (5) days’ notice from Seller to Purchaser and Escrow Agent, except that no notice shall be required if the default is failure to comply with Section 8 herein, and provided such default is not cured by Purchaser within such period, the Earnest Money shall be paid to Seller, and Seller shall be entitled to retain the Earnest Money as full liquidated damages for such default of Purchaser, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. It is hereby agreed that Seller’s damages in the event of a default by Purchaser hereunder are uncertain and difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages and Seller’s sole remedy.

(g)	If the Seller fails to perform any of the covenants and agreement set forth in this Agreement on its part to be performed, then upon at least five (5) days’ notice from Purchaser to Seller and Escrow Agent, and provided such default is not cured by Seller within such period Purchaser may elect to (i) have the Earnest Money returned to Purchaser and upon such return, the parties hereto shall be relieved of any further liability or obligation hereunder; or (ii) in lieu of such remedy, the Purchaser may enforce its rights hereunder by way of an action for specific performance.

(h)	It is agreed that if a dispute should arise between Purchaser and Seller as to the final disposition of the Earnest Money, then Escrow Agent may interplead to a court of jurisdiction to determine who is entitled to the Earnest Money and the cost of such action, including reasonable attorneys’ fees incurred by Escrow Agent, shall be borne by the Party not entitled to the Earnest Money as determined by such final disposition.

(i)	Seller and Purchaser acknowledge that Escrow Agent is serving solely as an accommodation to the parties hereto, and except for the gross negligence or willful misconduct of the Escrow Agent, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all suits, actions, loss, costs, claims, damages, liabilities, and expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by reason of its acting as Escrow Agent and such indemnity shall survive the termination of this Agreement. In no event shall the Escrow Agent be liable for any lost profits or for any incidental, special, consequential or punitive damages whether or not the Escrow Agent knew of the possibility or likelihood of such damages.

(j)	If for any reason the Closing does not occur and either Party makes a written demand upon Escrow Agent for payment or refund, as the case may be, of the Earnest Money or any portion thereof, Escrow Agent shall give written notice to the other Party of such demand. If Escrow Agent does not receive a written objection from the other Party to the proposed payment or refund, as the case may be, within five (5) business days after the giving of the notice described in the preceding sentence, Escrow Agent is hereby authorized to make such payment or refund; provided, however, if for any reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from both parties to this Agreement or a final judgment of a court of competent jurisdiction. Notwithstanding the foregoing, Escrow Agent shall have the right at any time to deposit the Earnest Money with a court of competent jurisdiction. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

4.	Purchase Price. Subject to prorations, adjustments, and credits as specified in this Agreement, Purchaser shall pay to Seller, in consideration of the conveyance of the Property to Purchaser and as the purchase price (the “Purchase Price”) therefor, the sum of Four Million One Hundred Thousand and 00/100 Dollars ($4,100,000.00). The Purchase Price shall be paid to Seller at Closing by wire transfer of immediately available funds to an account designated by Seller and subject to prorations, adjustments, and credits as specified in this Agreement.

5.	Inspection of Property; Delivery of Seller’s Documents. Purchaser and Purchaser’s authorized agents and representatives shall at all times after the Effective Date and prior to the Closing (as hereinafter defined), upon reasonable prior notice of at least twenty-four (24) hours to Seller, have the right and privilege of entering upon the Property with its agents, employees, engineers and such other representatives as are needed to inspect, examine, survey and otherwise conduct such activity which Purchaser deems necessary or desirable in determining the suitability of the Property for Purchaser’s intended use of the Property. Notwithstanding the foregoing, all such inspections shall be non-destructive in nature, and specifically shall not include any physically intrusive testing without the prior written consent of Seller. All such inspections shall be performed in such a manner as will not interfere with the business of any tenant at the Property (if any). Purchaser agrees to promptly restore the Property to its original condition after any such entry. Purchaser shall indemnify and hold Seller and the Property harmless from and against any and all damages incurred through the exercise of such privilege. The foregoing indemnity of Purchaser shall survive any termination or expiration of this Agreement.

Prior to any entry by Purchaser or any of Purchaser’s designees onto the Property, Purchaser shall: (i) if Purchaser does not then have such a policy in force, procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all of Purchaser’s activities on the Property, with a single limit of liability (per occurrence and aggregate) of not less than $2,000,000; and (ii) deliver to Seller a certificate of insurance evidencing that such insurance is in force and effect and evidencing that Seller has been named as an additional insured thereunder with respect to any of Purchaser’s activities on the Property (such certificate of insurance shall be delivered to Seller at the address for notices set forth below). Such insurance shall be written on an “occurrence” basis and shall be maintained in force until the earlier of (x) the termination of this Agreement and the conclusion of all of Purchaser’s activities on the Property, or (y) Closing.

Seller shall reasonably cooperate with Purchaser and Purchaser’s authorized agents and representatives during the Inspection Period to help facilitate Purchaser’s due diligence efforts, including without limitation:

(a)	providing to Purchaser, within five (5) business days after the Escrow Agent confirms receipt of the Earnest Money, all non-privileged, non-work product written information, documents, and instruments in Seller’s possession concerning the Property (the “Due Diligence Materials”), including but not limited to:

(i)	building plans, including site plans, floor plans, elevations, and all plans related to Seller’s office improvements,

(ii)	any soil reports, including Phase I and Phase II environmental studies, engineering reports, or other studies related to the Property in Seller’s possession,

(iii)	all bills for the year 2024 for power, water, gas, internet, trash, and sewer services,

(iv)	all bills from the year 2024 for HVAC, swamp coolers, sprinkler system maintenance, and inspections,

(v)	the fire insurance policy in effect for the year 2024; and

(b)	providing to Purchaser any additional Due Diligence Materials in Seller’s possession as Purchaser may, from time to time, reasonably request.

Any Due Diligence Materials have been or will be provided to Purchaser without any representation or warranty of any kind or nature whatsoever and are merely provided to Purchaser for Purchaser’s informational purposes.

If Purchaser’s due diligence investigations reveal any material defects, structural deficiencies, or other conditions that materially affect the use, value, or marketability of the Property, Purchaser shall notify Seller in writing (the “Defect Notice”) on or before the expiration of the Inspection Period. Seller shall have a period of ten (10) business days after receipt of the Defect Notice (the “Cure Period”) to notify Purchaser whether Seller agrees to remedy the identified defects at Seller’s sole cost and expense prior to Closing.

(i) If Seller agrees to cure the identified defects, Seller shall take commercially reasonable efforts to remediate such issues before the Closing Date.

(ii) If Seller refuses or fails to agree in writing to cure such defects within the Cure Period, Purchaser shall have the right, at its sole election, to either: (1) terminate this Agreement by providing written notice to Seller, whereupon all Earnest Money shall be immediately refunded to Purchaser, and the parties shall have no further obligations hereunder; or (2) proceed to Closing, accepting the Property “as is” and waiving any claims against Seller for the identified defects.

Nothing in this Section 5 prohibits the parties from mutually negotiating amendments to this Agreement based upon Purchaser’s due diligence investigation of the Property, nor does anything in this Section 5 require Seller to take any remedial action or incur any material out of pocket costs or expenses.

6.	Condition of the Property.

(a)	Except for the representations and warranties expressly set forth in Section 13 herein (collectively, “Seller’s Express Representations and Warranties”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties (except for Seller’s Express Representations and Warranties) are hereby disclaimed. Without limiting the generality of the foregoing, except for Seller’s Express Representations and Warranties, Seller makes, and shall make, no express or implied warranty as to matters of: title (other than Seller’s limited warranty of title set forth in the Deed to be delivered at Closing); zoning; tax consequences; the quality, nature, adequacy and physical condition and aspects of the Property (including, without limitation, the structural elements, seismic aspects of the Property, appurtenances, access, landscaping, and parking facilities); the quality, nature, adequacy, and physical condition of soils, geology and any groundwater; the existence, quality, nature, adequacy and physical condition of utilities serving the Property; the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value, or adequacy of the Property for any particular purpose; environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance); valuation; the value, economics of the operation or income potential of the Property; governmental approvals; governmental regulations; or any other matter or thing relating to or affecting the Property, including, without limitation, the condition, value, economics of operation or income potential of the Property. Purchaser agrees that, with respect to the Property, Purchaser has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller other than Seller’s Express Representations and Warranties. Purchaser has been given the opportunity to inspect the Property and each component thereof and has determined to purchase the Property and each component thereof based solely on such inspection. Seller shall sell and convey to Purchaser and Purchaser shall, subject to Seller’s Express Representations and Warranties, accept the Property “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”. The terms and conditions of this Section 6 shall expressly survive the consummation of the purchase and sale of the Property on the Closing Date, the delivery of the Deed and the payment of the Purchase Price, without regard to any limitations upon survival set forth in this Agreement.

(b)	To the fullest extent permitted by law, Purchaser hereby unconditionally waives and forever releases Seller, and its officers, members, managers, and employees, from any present or future claims (known by Purchaser or disclosed to Purchaser) arising from or relating to the presence or alleged presence of hazardous substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law. “Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction, or decree relating to pollution or hazardous substances including, without limitation, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-to-Know Act, any state and local law (including, without limitation, the California Hazardous Waste Control Law, the Porter-Cologne Water Quality Control Act, and the Safe Drinking Water and Toxic Enforcement Act of 1986), all amendments and supplements to any of the foregoing, and all regulations and publications promulgated or issued pursuant thereto. The terms and conditions of this Section 6 shall expressly survive the consummation of the purchase and sale of the Property on the Closing Date, the delivery of the Deed and the payment of the Purchase Price, without regard to any limitations upon survival set forth in this Agreement.

7.	Optional Survey. Purchaser and Seller agree that prior to the Closing (as hereinafter defined), Purchaser may obtain at Purchaser’s sole cost and expense a survey of the Property (the “Survey”); to be prepared by a surveyor duly licensed to perform such services within the state in which the Property is located, which Survey shall show by metes and bounds the perimetrical boundaries of the Property.

8.	Conditions of Purchase.

(a)	Inspection Period. The obligations of Purchaser under this Agreement are expressly subject to and conditioned upon the determination by Purchaser, in Purchaser’s sole discretion, that the Property is satisfactory for the use and purposes intended by Purchaser. In the event such condition to Purchaser’s obligations has not been satisfied or waived on or before the date that is thirty (30) days after the Effective Date (such date marking the expiration of the “Inspection Period”), Purchaser shall have the right upon written notice to Seller within such Inspection Period to terminate this Agreement. Upon such termination by Purchaser, Escrow Agent shall deliver to Purchaser the entire Earnest Money theretofore paid to the Escrow Agent, and this Agreement shall be deemed of no further force or effect, except as expressly provided herein to the contrary. If Purchaser does not notify Seller in writing, before the expiration of the Inspection Period, that the Property is not satisfactory for the use and purpose intended by Purchaser, then Purchaser shall be deemed to have waived its right to terminate the Agreement pursuant to this Section 8. Notwithstanding and without limiting the generality of the foregoing, Purchaser will also be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Purchaser’s choosing, including, without limitation: (i) all matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; (ii) the physical condition and aspects of the Property, including, without limitation, the structure, seismic aspects of the Property, the utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of hazardous substances, including, without limitation, inflammable explosives radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, oil or related materials that are listed or regulated in any Environmental Law, which shall be performed or arranged by Purchaser at Purchaser’s sole cost and expense; (iii) any easements and/or access rights affecting the Property and the possibility of dedication of a portion of the Property; and (iv) all other matters of material significance affecting the Property. Further, in the event that Purchaser terminates this Agreement for any reason during or after the Inspection Period, in addition to any other rights and remedies available to Seller hereunder, Purchaser shall promptly provide Seller with photocopies of any and all test results, reports, surveys, appraisals and studies of the Property secured during the Inspection Period, if any, and upon written request, a letter granting Seller the rights to secure certified copies of any and all said documents from the respective persons or entities the work was contracted for.

(b)	No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller. Purchaser understands and agrees that Purchaser’s obligation to consummate the transaction contemplated hereby is not contingent upon Purchaser’s ability to obtain financing, and that the Closing will not be deferred to allow Purchaser time to obtain financing.

9.	Closing. The consummation of the purchase and sale in accordance herewith (the “Closing”) shall be held on or before the date that is fifteen (15) days after the expiration of the Inspection Period with a final closing date of May 15, 2025, or sooner (the date of Closing being hereinafter called the “Closing Date”).

Each party further agrees to cooperate in arranging for an escrow Closing, whereby the Closing documents shall be delivered to a local branch of the Title Company or to such other third party as is reasonably agreed upon by Seller and Purchaser, thereby obviating the need for representatives of Seller or Purchaser to attend the Closing.

10.	Closing Documents. For and in consideration of, and as a condition precedent to, Purchaser’s delivery to Seller of the Purchase Price described in Section 4 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a)	Grant, Bargain and Sale Deed. A grant, bargain and sale deed (in a form as statutorily authorized in Nevada) (“Deed”) conveying to Purchaser fee simple title to the Land and Improvements, together with all rights, members, easements, and appurtenances thereto, subject only to the Permitted Exceptions;

(b)	Seller’s Affidavit. A customary Seller’s affidavit in the form reasonably required by the Title Company;

(c)	FIRPTA Certificate. A customary FIRPTA Certificate;

(d)	Authority Documents. Evidence reasonably satisfactory to Seller and the Title Company of Seller’s authority to consummate the sale contemplated hereunder, together with any such other evidence of authority reasonably required with respect to the officers of Seller; and

(e)	Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement.

(f)	Other Documents. Such other documents as shall be reasonably required by Purchaser, Purchaser’s counsel, or Escrow Agent.

Purchaser shall obtain or execute, at Purchaser’s expense, and deliver to Seller at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(i)	Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(ii)	Other Documents. Such other documents as shall be reasonably required by Seller, Seller’s counsel, or Escrow Agent.

11.	Closing Costs and Prorations. Closing Costs shall be allocated and paid as follows:

	CLOSING COST:	RESPONSIBLE PARTY:

i.	Premium for ALTA standard coverage owner’s policy of title insurance:	Seller

ii.	Premium for any ALTA extended or additional coverage or endorsements to the owner’s title policy (if any):	Purchaser

iii.	Premium for any lender’s policy of title insurance (if any):	Purchaser
iv.	Any escrow fee charged by the Escrow Agent for holding the Earnest Money or conducting Closing:	½ by Purchaser and ½ by Seller

v.	Transfer taxes:	½ by Purchaser and ½ by Seller

vi.	Recording fees:	½ by Purchaser and ½ by Seller

vii.	Any mortgage taxes, mortgage recording fees or similar taxes and fees associated with Purchaser’s financing (if any):	Purchaser

viii.	Brokers’ commissions:	Seller

ix.	All other closing costs, expenses, charges and fees:	To be paid per local custom

The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a)	Property Taxes. City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate on receipt of the ad valorem tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year of Closing or any prior year, any additional tax payment for the Property required to be paid with respect the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller. This agreement shall expressly survive the Closing.

(b)	Utility Charges. Except for utilities which are the direct responsibility of tenants (if any) to the applicable public or private utilities supplier, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of Midnight preceding the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Seller shall be entitled to all deposits presently in effect with the utility providers.

(c)	Service Contracts. Charges under service contracts in effect relating to the Property, if any, shall be prorated as of Midnight preceding the date of Closing.

12.	Title to Property. Prior to the expiration of the Inspection Period, Purchaser shall cause a national title insurance company selected by Purchaser (the “Title Company”), to deliver to Purchaser its ALTA form title commitment (hereinafter referred to as the “Title Commitment”). Seller shall be responsible for payment of the ALTA standard portion of the policy; provided, however, that Purchaser shall be obligated to pay for the additional costs associated with an ALTA extended policy and all endorsements above and beyond that of the ALTA standard policy, if required by Purchaser. Purchaser shall have until the expiration of the Inspection Period to advise Seller in writing of any defects or objections affecting the title to the Property disclosed by the Title Commitment. From time to time, Purchaser may request an update to the effective date of such Title Commitment and give notice to Seller of all defects or objections appearing subsequent to the effective date of the Title Commitment (or previous update thereof). Such matters as are disclosed by the Title Commitment and not objected to by Purchaser shall be the “Permitted Exceptions”.

Seller shall have five (5) days after receipt of such notice of title defects or objections from Purchaser to advise Purchaser in writing which of such title defects or objections Seller does not intend to satisfy or cure; provided, however, Seller hereby agrees that Seller shall satisfy or cure any such defects or objections consisting of taxes then due and payable, mortgages, deeds of trust, mechanic’s or materialmen’s liens caused by Seller or other such monetary encumbrances and Seller agrees to deliver an affidavit in a form reasonably satisfactory to the Title Company in order to delete the standard exceptions in the ALTA form Title Commitment (other than the survey exception). In the event Seller fails to give such written advice to Purchaser within such five (5) day period, Seller shall be deemed not to have agreed to satisfy or cure any of such defects or objections set forth in Purchaser’s notice. If Seller shall advise Purchaser in writing that Seller does not intend to satisfy or cure any specific non-monetary encumbrances or in the event that such intent is deemed, Purchaser may elect either (a) to terminate this Agreement by written notice to Seller, in which event this Agreement shall be of no further force or effect, all Earnest Money shall be promptly refunded to Purchaser and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, except as expressly set forth herein to the contrary, or (b) to accept title subject to such specific non-monetary encumbrances. Purchaser shall make such election within five (5) days after receipt of the notice from Seller. If Purchaser fails to make such election within such period, Purchaser shall be deemed to have elected to accept the Property subject to the applicable non-monetary encumbrances. Seller shall have until Closing to satisfy or cure all such defects and objections which Seller agreed (or is obligated) to satisfy or cure as provided above.

In the event Seller fails or refuses to cure any defects and objections which are required herein to be satisfied or cured by Seller prior to the Closing, then, at the option of Purchaser, (i) Purchaser may terminate this Agreement by written notice to Seller, in which event this Agreement shall be of no further force and effect, all Earnest Money shall be immediately returned to Purchaser and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, except as expressly set forth herein to the contrary, (ii) if any such defect or objection is one that Seller agreed (or is obligated) to satisfy or cure as provided above, Seller shall be in default hereunder and Purchaser shall be entitled to the remedies for default set forth herein, or (iii) Purchaser may accept title to the Property subject to such defects and objections.

13.	Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a)	Seller has the right, power, and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement; and the persons executing this Agreement on behalf of Seller have been duly and validly authorized by Seller to execute and deliver this Agreement and have the right, power and authority to enter into this Agreement and bind Seller.

(b)	To the best of Seller’s knowledge, neither the execution, delivery, or performance of this Agreement will breach any statute, law, ordinance, rule, or regulation of any governmental authority.

(c)	The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not violate any provisions of or result in the breach of, or terminate any material rights or accelerate any material obligations of Seller pursuant to (i) its articles of organization or operating agreement, or (ii) any contract or agreement to which Seller is a party or otherwise bound or to which its assets are subject.

(d)	No consent, approval, or authorization of any governmental authority or other person or entity is required in connection with the execution, delivery, and performance of this Agreement.

Where conflicting, the terms and provisions of this Section 13 shall supersede and control as to any other provision contained herein. All provisions of this Section 13 shall expressly survive the Closing for a period of three hundred sixty five (365) days. Purchaser’s obligations under this Agreement are contingent upon such representations and warranties remaining true and correct in all material respects as of the Closing Date.

14.	Covenants and Agreements of Seller. Seller hereby covenants that, from the Effective Date of this Agreement up to and including the date of Closing, unless Purchaser gives its prior written consent, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not grant or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and (iii) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired.

15.	Purchaser’s Representations and Warranties. Purchaser hereby makes the following representations and warranties to Seller, each of which shall be deemed material:

(a)	Purchaser has the right, power, and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement; and the persons executing this Agreement on behalf of Purchaser have been duly and validly authorized by Purchaser to execute and deliver this Agreement and have the right, power and authority to enter into this Agreement and bind Purchaser.

(b)	This Agreement and each of the documents and agreements to be delivered by Purchaser at the Closing, constitute legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity). Purchaser further represents and covenants that prior to the end of the Inspection Period, this Agreement is not an executory contract, as such term is contemplated under 11 U.S.C. § 365, and, therefore, if Purchaser files for bankruptcy protection prior to the end of the Inspection Period, it will not seek to assume the Agreement. Moreover, Purchaser represents and covenants that after the end of the Inspection Period, this Agreement is an executory contract, as such term is contemplated under 11 U.S.C. § 365. Lastly, Purchaser represents and covenants that this Agreement does not create any lien right with regard to the Property, and it will not assert the same if it files for bankruptcy protection.

(c)	Purchaser is a sophisticated and knowledgeable real estate developer, real estate investor, or commercial or industrial user familiar with the complexities of real estate transactions such as the instant transaction. Purchaser has ready access to any legal and financial advice which may be necessary to meet Purchaser’s obligations hereunder and to fully understand this transaction, Agreement, or any portion thereof, specifically including, but not limited to: (i) the terms of this Section 15; and (ii) matters involving or related to bankruptcy and insolvency law.

(d)	To the best of Purchaser’s knowledge, neither the execution, delivery or performance of this Agreement will breach any statute, law, ordinance, rule or regulation of any governmental authority.

(e)	The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser do not and will not violate any provisions of or result in the breach of, or terminate any material rights or accelerate any material obligations of Purchaser pursuant to (i) its governing declaration of trust documents or operating agreement, or (ii) any contract or agreement to which Purchaser is a party or otherwise bound or to which its assets are subject.

(f)	No consent, approval, or authorization of any governmental authority or other person or entity is required in connection with the execution, delivery, and performance of this Agreement.

(g)	The consummation of this transaction shall constitute Purchaser’s acknowledgment that Purchaser has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property, and Seller is hereby released from all responsibility regarding the valuation or condition of the Property. PURCHASER, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER SHALL, AS CONCLUSIVELY EVIDENCED BY RECORDATION OF THE DEED, ACCEPT THE PROPERTY “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AS OF THE CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT ANY LIMITATION AS TO ITS CONDITION, FITNESS FOR ANY PURPOSE OR MERCHANTABILITY, OR COMPLIANCE WITH LEGAL REQUIREMENTS, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

(h)	In the event that Purchaser files a voluntary petition, or has an order for relief entered against it, under the Bankruptcy Code or any other similar federal or state law, Purchaser unconditionally and irrevocably agrees that Seller shall be entitled, and Purchaser hereby unconditionally and irrevocably consents, to relief from the automatic stay so that Seller may exercise any and all of its rights and remedies provided under this Agreement, and at law or in equity. In such event, Purchaser hereby agrees that it shall not, in any manner, oppose or otherwise delay any motion filed by Seller for relief from the automatic stay. Seller’s enforcement of the right granted herein from relief from the automatic stay is subject only to approval of the bankruptcy court in which the case is then pending.

(i)	Purchaser has valid business reasons for entering into the transaction described in this Agreement. Purchaser is not entering into this transaction with the intent to hinder, delay, or defraud any person. Purchaser is not, immediately prior to or on the Effective Date or the Closing, insolvent. After giving effect to this transaction, Purchaser will not (i) be insolvent, (ii) be left with unreasonably small assets or capital with which to engage or conduct its business, or (iii) have incurred debts or obligations beyond its respective ability to pay such debts or obligations.

(j)	The provisions set forth in Section 6 are hereby reaffirmed by Purchaser.

Where conflicting, the terms and provisions of this Section 15 shall supersede and control as to any other provision contained herein. All provisions of this Section 15 shall expressly survive the Closing for a period of three hundred sixty five (365) days. Seller’s obligations under this Agreement are contingent upon such representations and warranties remaining true and correct in all material respects as of the Closing Date.

16.	Default. In the event Seller shall fail to fully and timely perform any of its obligations or covenants hereunder, and such failure continues for a period of five (5) days after written notice of such failure is given by Purchaser to Seller, Purchaser shall, as its sole and exclusive remedies hereunder, elect to: (i) declare Seller in default under the Agreement by notice delivered to Seller in which event this Agreement shall terminate and all Earnest Money shall be promptly refunded to Purchaser, or (ii) Purchaser shall have the right to pursue an action against Seller for specific performance of this Agreement.

Unless otherwise expressly provided for herein, in the event Purchaser shall fail to fully and timely perform any of its obligations or covenants hereunder and such failure continues for a period of five (5) days after written notice of such failure is given by Seller to Purchaser, Seller’s sole and exclusive remedy for any such failure or refusal by Purchaser shall be to receive the Earnest Money held by Escrow Agent as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. Seller and Purchaser hereby acknowledge and agree that Seller’s damages upon a default by Purchaser would be difficult if not impossible to ascertain and Seller and Purchaser hereby acknowledge and agree that the Earnest Money held by Escrow Agent constitutes a reasonable estimate of such damages, and that the payment thereof to Seller upon default is not intended as a penalty. The provisions of this Section 16 shall not limit Purchaser’s liability for its indemnification obligations under this Agreement.

Notwithstanding any of the provisions of this Section 16 to the contrary, the notice and cure provisions set forth above shall not apply in the event either Seller or Purchaser shall fail to consummate the purchase and sale of the Property on the Closing Date pursuant to the terms and provisions of this Agreement.

In the event either Seller or Purchaser is required to enforce the obligations of the other under this Agreement by means of retaining an attorney and/or instituting legal proceedings, then the non-prevailing party in any such proceedings shall be liable to pay all expenses arising therefrom including court costs and reasonable attorneys’ fees.

17.	Possession of Property. Subject to the Permitted Exceptions, Seller shall deliver possession of the Property to Purchaser on the day of Closing.

18.	Condemnation/Casualty. In the event all or any material portion of the Property (defined as any condemnation, taking, or damage that results in a loss in value of the Property more than five percent (5%) of the Purchase Price) shall be taken or condemned by any governmental authority or other entity prior to the Closing Date, or in the event Seller or Purchaser receives notice of a proposed taking of all or any material portion of the Property prior to the Closing Date, or in the event any damage or destruction to all or any portion of the Property shall occur prior to the Closing Date, Purchaser shall have the option of either (i) terminating this Agreement by giving written notice thereof to Seller within five (5) days after the date Purchaser is advised of such event, whereupon this Agreement and all rights and obligations created hereunder shall be of no further force or effect whatsoever, or (ii) requiring Seller to convey the remaining portion of the Property to Purchaser pursuant to the terms and provisions hereof, whereupon Seller shall transfer and assign to Purchaser at the Closing all of Seller’s right, title and interest in and to any award made or to be made by reason of such condemnation or any insurance proceeds to be received, whichever the case may be.

19.	Brokers. Purchaser and Seller acknowledge that Purchaser’s Broker has acted as broker for Purchaser in connection with the purchase of the Property, and Seller’s Broker has acted for Seller in connection with the sale of the Property under the terms of separate agreements. The parties agree that Seller shall pay a real estate broker’s commission equal to five percent (5.0%) of the Purchase Price, to be split on a 50/50 basis between Seller’s Broker and Purchaser’s Broker in connection with the sale of the Property, and to be paid through escrow upon Closing. Purchaser and Seller further covenant and agree, each to the other, to indemnify and hold the other harmless from and against any loss, liability, costs, claims, demands, damages, expenses, actions, causes of actions and suits, including attorneys fees and court costs, arising out of or in any manner related to the alleged employment or use by the indemnifying party of any finder, broker or agent, including the Purchaser’s Broker and Seller’s Broker, in connection with the transaction contemplated by this Agreement and the purchase and sale of the Property as contemplated in this Agreement.

20.	Like-Kind Exchange. Purchaser understands that Seller may desire to effect the transaction hereunder in a manner so as to qualify as a like-kind exchange under Internal Revenue Code Section 1031, and the regulations thereunder. Accordingly, Seller may elect to assign its rights to this Agreement to a third party, as Qualified Intermediary, and Purchaser hereby consents to such assignment. Purchaser shall execute such documents and take such other action as may reasonably be requested, all at no expense to Purchaser, for the purpose of effecting a like-kind exchange under Section 1031, and the regulations thereunder.

21.	Notices. All notices, demands, statements, and requests (collectively the “notice”) required or permitted to be given under this Agreement must be in writing and shall be deemed to have been properly given or served as of the date hereinafter specified: (i) on the date of personal service upon the person to whom the notice is addressed, or if such person is not available, the date such notice is left at the address of the person to whom it is directed, or (ii) on the date the notice is postmarked by the United States Post Office, provided it is sent prepaid, registered or certified mail, return receipt requested, or (iii) on the date the notice is delivered by a courier service (including Federal Express, Express Mail or similar operation) to the address of the person to whom it is directed, provided it is sent prepaid, with confirmation of receipt requested, or (iv) on the date the notice is delivered in a PDF format via email, provided that a second copy of the notice is simultaneously sent pursuant to one of the other methods permitted by this provision. The initial notice address of each signatory to this Agreement is set forth below:

To Seller:	L & R Investment LLC

Attn:
Email:

To Purchaser:	Richtech Robotics Inc. and/or Assignee

Attn:
Email:

Each party shall have the right from time to time and at any time, upon at least ten (10) days’ prior written notice thereof in accordance with the provisions hereof, to change its respective address and to specify any other address within the United States of America; provided, however, notwithstanding anything herein contained to the contrary, in order for the notice of address change to be effective it must actually be delivered. Refusal to accept delivery of a notice or the inability to deliver a notice because of an address change which was not properly communicated shall not defeat or delay the giving of a notice.

22.	No Waiver. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

23.	Entire Agreement. This Agreement contains the entire agreement of Purchaser and Seller, and no representations, inducements, promises or agreements, oral or otherwise, between Purchaser and Seller not embodied herein shall be of any force or effect.

24.	Severability. If any provision of this Agreement shall be determined invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

25.	Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns. Nothing expressed or implied herein shall be construed to give any person or entity not a party to this Agreement any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by Purchaser without the prior, written consent of the Seller. Notwithstanding the foregoing provision, however, Purchaser may assign this Agreement to any entity in which Purchaser holds a majority interest. No such assignment shall release Purchaser from any of its obligations under this Agreement.

26.	Amendment. This Agreement shall be modified or amended only by a writing signed by Purchaser and Seller.

27.	Time of Essence. Time is of the essence in this Agreement.

28.	Governing Law; Choice of Forum. This Agreement shall be deemed to be made under, shall be construed in accordance with, and shall be governed by the internal, substantive laws of the State of Nevada (without reference to choice of law principles). Any action brought to interpret, enforce, or construe any provision of this Agreement shall be commenced and maintained in the District Court of the State of Nevada in and for the County of Clark (or, as may be appropriate, in the United States District Court for the District of Nevada if, but only if, the District Court of the State of Nevada lacks or declines jurisdiction over such action). The parties irrevocably consent to jurisdiction and venue in such courts for such purposes and agree not to seek transfer or removal of any action commenced in accordance with the terms of this section.

29.	Waiver of Jury Trial. By executing this Agreement, each party knowingly, voluntarily, and intentionally waives his rights and the rights of his heirs, assigns, successors or personal representatives may have to a trial by jury in any action, proceeding, or suit, whether arising in contract, tort or otherwise, and whether asserted by way of complaint, answer, cross-claim, counterclaim, affirmative defense or otherwise, based on, arising out of, under or in connection with this Agreement or any other instrument, document or agreement to be executed in connection herewith or modification or extension of any of the foregoing.

30.	Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same Agreement. Any signature page from one counterpart may be appended to another counterpart to create a fully executed counterpart hereof.

31.	Headings, Terms. The headings inserted at the beginning of each paragraph of this Agreement are for convenience only and do not add to or subtract from the meaning of the contents of each paragraph. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all genders, the singular shall include the plural, and vice versa.

32.	Merger. Unless otherwise specified herein, all of the representations, warranties, covenants and agreements of the parties shall not survive the Closing but shall be merged with the execution and delivery of the Deed and other closing documents exchanged between the parties at Closing.

33.	Further Assurances. The parties to this Agreement shall execute and deliver, or cause to be executed and delivered such additional or further transfers, assignments, endorsements, or other instruments as the parties’ counsel may reasonably request for the purpose of carrying out the transaction contemplated by this Agreement.

34.	No Drafting Presumptions. Both Purchaser and Seller have had full opportunity to participate and have participated in the drafting and revising of the language of this Agreement, and nothing in this Agreement shall be construed against the party drafting this Agreement because of having drafted this Agreement or any specific provision thereof.

35.	Effective Date, Time for Performance. The “Effective Date” of this Agreement, which shall be the date inserted on the first page hereof, shall be the date this Agreement is fully executed by Purchaser and Seller and a fully executed original counterpart of this Agreement has been received by both Purchaser and Seller. A facsimile copy or a PDF form delivered via email of this Agreement (including any electronic signatures complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any signatures thereon shall be considered for all purposes as originals. Whenever in this Agreement the date for performance shall fall on a Saturday, Sunday or legal holiday, the date upon which such performance shall be required shall automatically be extended to the next succeeding business day.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed under seal as of the date first above written.

SELLER:
L & R Investment, LLC,
a Utah limited liability company

By:	/s/ Larry Olson
Name:	Larry Olson
Its:	Manager
Date:	April 8, 2025

By:	/s/ James Olson
Name:	James Olson
Its:	Member
Date:	April 8, 2025

By:	/s/ Susan Bingham
Name:	Susan Bingham
Its:	Manager
Date:	April 8, 2025

By:	/s/ Deborah Olson
Name:	Deborah Olson
Its:	Member
Date:	April , 2025

[Signatures Continued on Next Page]

[Signature Page to Purchase and Sale Agreement – Continued]

PURCHASER:

Richtech Robotics Inc.,
a Nevada corporation

By:	/s/ Zhenwu Huang
Name:	Zhenw Huang
Its:	Chief Executive Officer
Date:	April 8, 2025

EXHIBIT “A”

LEGAL DESCRIPTION

[Omitted]

EXHIBIT “B”

LIST OF TANGIBLE PERSONAL PROPERTY

[Omitted]